United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 9, 2022

Pineapple Energy Inc

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

001-31588	41-0957999
(Commission File Number)	(I.R.S. Employer Identification No.)

10900 Red Circle Drive Minnetonka, MN	55343
(Address of Principal Executive Offices)	(Zip Code)

(952) 996-1674

Registrant’s Telephone Number, Including Area Code

Securities registered pursuant to Section 12(b) of the Act

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value, $.05 per share	PEGY	The Nasdaq Stock Market, LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This Amendment No. 1 to the Current Report on Form 8-K of Pineapple Energy Inc. (the "Company") amends the Current Report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") on November 10, 2022 (the "Initial Form 8-K"), solely to add information to Item 5.02 related to an equity award that was inadvertently omitted from the Initial Form 8-K.

The full text of Item 5.02, as amended, is set forth below. Except for Item 5.02, no other Items or information contained in the Initial Form 8-K are being amended, and this amendment should be read in conjunction with the Initial Form 8-K.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Transaction Agreement discussed in Item 1.01 of the Initial Form 8-K, on November 9, 2022, the Company's board of directors increased the size of the board to eight members, and appointed Scott Maskin as a member of the Company's board of directors. Scott Maskin, 59, is the co-founder of SUNation Energy, and has been its chief executive officer since its inception in June 2003. Prior to this, Mr. Maskin developed nearly 20 years of experience on electrical and contracting work on commercial and residential properties and has a Master Electrician's license. As described below, Mr. Maskin will be employed by the Company, and therefore he will not receive any compensation in his capacity as a director of the Company.

In connection with the Transaction Agreement, Mr. Maskin was also appointed to the role of Senior Vice President and General Manager, New York Division of the Company effective November 9, 2022. The Company entered into an Employment Agreement, dated November 9, 2022 (the "Employment Agreement"), with Mr. Maskin that provides for, among other things, (i) an annual base salary of $245,000, and (ii) his participation in the Company's discretionary employee bonus program beginning January 1, 2023, with a potential bonus opportunity of up to 35% of his base salary. In addition, as a material inducement for Mr. Maskin to enter into employment with the Company, the compensation committee of the Company's board of directors approved a grant to him of 69,091 restricted stock units that vest over three years, which grant will be made outside of the Company's 2022 Equity Incentive Plan as an inducement award.

The initial term of Mr. Maskin's employment is through December 31, 2024 unless terminated earlier or mutually renewed. Mr. Maskin's employment is at-will and the Employment Agreement may be terminated at any time upon 60 days' prior written notice by either party. Upon termination of the Employment Agreement, Mr. Maskin is entitled to receive (i) any base salary owed through the termination date, and (ii) reimbursement of reasonable expenses incurred as of the termination date. If Mr. Maskin's employment is terminated by the Company for any reason other than Cause (as defined in the Employment Agreement) or disability, or by Mr. Maskin for Good Reason (as defined in the Employment Agreement) during the term of the Employment Agreement, Mr. Maskin would be entitled to receive the same, plus an amount equal to 100% of his annual base salary at that time, payable in equal installments over a 12-month period. The Employment Agreement also contains certain other customary terms and conditions, including non-competition, non-solicitation, and non-interference provisions.

The foregoing description of the Employment Agreement is a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of such document, which was filed with the Initial Form 8-K as Exhibit 10.2 and is incorporated herein by reference.

SIGNATUREs

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PINEAPPLE ENERGY INC

	By:	/s/ Kyle J. Udseth
Kyle J. Udseth, Chief Executive Officer

Date: November 10, 2022